Exhibit 99.1
DENBURY RESOURCES INC.
PRESS RELEASE
Denbury Postpones Third Quarter Earnings Call to Thursday, November 5th
Provides Limited Third Quarter Results
News Release
Released at 3:00 p.m. CST
     DALLAS — November 1, 2009 — Denbury Resources Inc. (NYSE: DNR) (“Denbury” or the “Company”) announced today that as a result of the definitive merger agreement to acquire Encore Acquisition Company in a $4.5 billion transaction, the details of which were announced separately, it is postponing its previously scheduled earnings release and conference call regarding third quarter 2009 results from Tuesday, November 3rd to Thursday, November 5th, 2009. You are invited to listen to our conference call broadcast live over the Internet on Thursday, November 5, 2009 at 11:00 a.m. CST. Phil Rykhoek, Chief Executive Officer, Tracy Evans, President and Chief Operating Officer, Mark Allen, Senior Vice President and Chief Financial Officer, and Bob Cornelius, Senior Vice President — Operations will lead the call. The call may be accessed on our website at www.denbury.com. If you are unable to participate during the live broadcast, the call will be archived on our website for approximately 30 days. The audio portion of the call will also be available for playback by phone for one month after the call by dialing 877-344-7529 or 412-317-0088 and entering replay code number 434583.
Denbury Third Quarter 2009 Production Update
      In light of the delayed quarterly results, the Company is announcing limited third quarter information. Production for the third quarter of 2009 averaged 42,659 BOE/d, an 11% increase from third quarter 2008 production after adjusting for the 2009 sale of 60% of the Company’s Barnett Shale natural gas assets. During the third quarter of 2009, the Company’s tertiary production averaged 24,347 Bbls/d, a 23% increase from third quarter 2008 production.
     As previously announced, as a result of the sale of 60% of the Company’s Barnett Shale properties, the Company lowered its 2009 production guidance to an adjusted full year 2009 average of 47,500 BOE/d, and the Company is reaffirming this annual target. As a result of a combination of minor factors, the Company is reducing its 2009 tertiary production guidance by 1%, from 24,500 Bbls/d to 24,200 Bbls/d, which represents a 25% increase over its 2008 average tertiary production level. The Company’s tertiary production has continued to increase early in the fourth quarter and has averaged between 25,500 and 26,000 Bbls/d during the last two weeks of October 2009, on track to meet its revised annual target of 24,200 Bbls/d. The Company anticipates that its average 2010 tertiary production will be approximately 27,000 Bbls/d, a projected 12% increase over 2009 projected levels.
Analyst Conferences
     Denbury will be hosting a conference for analysts and asset managers on November 12, 2009 in Jackson, Mississippi, with several of the Company’s senior management presenting specific operational and financial updates. The Company presentation will be webcast live on Denbury’s website,

www.denbury.com, on November 12th from 2:00 p.m. CST to approximately 5:00 p.m. CST, and will be archived and available on the same website for approximately 30 days following the conference. The slide presentation that will be used at the conference will be available on Denbury’s website on November 12th, and will include updated operational and comparative financial data and an in-depth review of the Company’s significant properties. The presentations will be followed by a field trip on November 13th to one of Denbury’s tertiary oil fields. To date, approximately 39 analysts and selected asset managers have signed up for the conference.
     Following the November 12th conference, Denbury will also be hosting a summary conference for analysts and asset managers on November 16, 2009 in New York, and on November 18, 2009 in Boston, from 8:00 a.m. EST to approximately 10:00 a.m. EST. Registration is ongoing. For additional information, please contact Laurie Burkes at 972-673-2166 or laurie.burkes@denbury.com.
     Denbury Resources Inc. (www.denbury.com) is a growing independent oil and natural gas company. The Company is the largest oil and natural gas operator in Mississippi, owns the largest reserves of CO2 used for tertiary oil recovery east of the Mississippi River, and holds interests in the Barnett Shale play near Fort Worth, Texas, and properties onshore in Louisiana, Alabama and Southeast Texas. The Company’s goal is to increase the value of acquired properties through tertiary recovery operations, along with a combination of exploitation, drilling and proven engineering extraction practices.
For further information contact:
DENBURY RESOURCES INC.
Phil Rykhoek, Chief Executive Officer, 972-673-2000
Mark Allen, Sr. VP and Chief Financial Officer, 972-673-2000
www.denbury.com